Exhibit 99.1

IN THE MATTER OF THE ACQUISITION OF CONTROL OF
THE COMMERCE INSURANCE COMPANY
AND CITATION INSURANCE COMPANY BY MAPFRE S.A.
AND ITS ULTIMATE CONTROLLING PERSON FUNDACIÓN MAPFRE

Docket Number F2008-01

NOTICE OF PUBLIC HEARING

Pursuant to M.G.L. Chapter 175, § 206B, an application has been made to the Massachusetts Commissioner of Insurance (the "Commissioner") by Mapfre S.A., a company organized under the laws of Spain, and its ultimate controlling person, Fundación Mapfre, a non-profit charitable organization organized under the laws of Spain (the "Applicants") for approval of a proposal to acquire control of The Commerce Insurance Company and Citation Insurance Company (the "Insurers"), Massachusetts domestic insurance companies and wholly owned indirect subsidiaries of The Commerce Group, Inc. The Applicants propose to acquire control of the Insurers pursuant to an Agreement and Plan of Merger, dated October 30, 2007, by and among Mapfre S.A., and its subsidiary Magellan Acquisition Corp., a Massachusetts corporation, and The Commerce Group, Inc., a Massachusetts corporation and the Insurers’ ultimate parent.

The Commissioner will conduct a public hearing pursuant to M.G.L. c. 175, § 206B to determine whether to approve the proposed acquisition of control. The hearing will commence on May 1, 2008 at 10:00 a.m. at the Division of Insurance, 5th Floor, One South Station, Boston, Massachusetts 02110-2208. Documents filed in connection with this proposed acquisition of control are available for public inspection at the Division of Insurance, 5th Floor, One South Station, Boston, Massachusetts, 02110-2208.

The purpose of this public hearing is to afford those persons identified in M.G.L. c. 175, § 206B(d)(2) the opportunity to present evidence, to examine and cross-examine witnesses, to offer oral and written argument and, in connection therewith, to conduct discovery proceedings in the same manner as in the Superior Court Department of the Trial Court. Any discovery proceedings shall be concluded no later than three days prior to the commencement of the hearing.

Any person identified in M.G.L. c. 175, § 206B(d)(2) who wishes to participate in the May 1, 2008 hearing must submit, on or before April 28th, 2008, a Notice of Intent to Participate, setting forth the statutory basis for participation. The Notice of Intent to Participate must specify the basis for the asserted interest in the proposed acquisition of control, if applicable, as well as whether the person intends to make an oral statement, present evidence or cross examine witnesses.

If the Commissioner determines that a person's interest may be affected by the proposed acquisition of control, that person may participate at the hearing following presentations by the Applicants and/or the Insurers, and before any other persons the Commissioner may recognize at the hearing. The length of any oral statements, presentations of evidence or examinations of witnesses may be limited at the discretion of the Commissioner. Written arguments may be submitted at any time prior to the conclusion of the hearing.

All submissions, including the written Notice of Intent to Participate, must be sent to: Docket Clerk, Hearings and Appeals, Division of Insurance, One South Station, Boston, MA 02110-2208, and must refer to Docket No. F2008-01.

Nonnie S. Burnes
Commissioner of Insurance

Dated:  April 11, 2008